Exhibit 10.37

** Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

KHOF ACQUISITIONS, INC.,

SOLO CUP COMPANY,

SF HOLDINGS GROUP, INC.,

AND

SOLO CUP OPERATING CORPORATION

September 7, 2007

i

APPENDIX A—Defined Terms	A-1
EXHIBIT A—Forms of Assignments

A-1	Form of Conveyance and Bill of Sale
A-2	Form of Trademark Assignment
A-3	Form of Patent Assignment
A-4	Special Warranty Deed – Appleton
A-5	Special Warranty Deed – Oshkosh
A-6	Assignment and Assumption – Appleton Lease
A-7	Assignment and Assumption – Indianapolis Leases

EXHIBIT B—Form of Assumption
EXHIBIT C—Working Capital Schedule
EXHIBIT D—Allocation Schedule
EXHIBIT E—Financial Statements
EXHIBIT F—Form of Transition Agreement
Disclosure Schedule

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into on September 7, 2007, by and among KHOF Acquisitions, Inc., a Delaware corporation (the “Buyer”); Solo Cup Company, a Delaware corporation (“Solo Cup”); SF Holdings Group, Inc., a Delaware corporation (“SF Holdings”); and Solo Cup Operating Corporation, a Delaware corporation (“SCOC” and, together with Solo Cup and SF Holdings, the “Solo Parties”). The Buyer and the Solo Parties are referred to collectively herein as the “Parties.”

This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets (and assume substantially all of the liabilities) of the Hoffmaster Division currently owned and operated by the Solo Parties (the “Division”) in return for cash.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. DEFINITIONS.

For purposes of this Agreement, capitalized terms and variations thereof have the meanings specified or referenced in APPENDIX A.

2. PURCHASE AND SALE OF ACQUIRED ASSETS; ASSUMPTION OF ASSUMED LIABILITIES.

(a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Solo Parties free and clear of all Security Interests (other than Permitted Security Interests), and the Solo Parties agree to sell, transfer, convey, and deliver to the Buyer free and clear of all Security Interests (other than Permitted Security Interests), all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

(b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. Notwithstanding the foregoing, the Buyer will not assume or have any responsibility with respect to any obligations or liabilities that are Excluded Liabilities and the Solo Parties shall pay, perform, and discharge all Excluded Liabilities.

(c) Preliminary Purchase Price. The Buyer agrees to pay to the Solo Parties at the Closing $170,000,000 (the “Preliminary Purchase Price”) by delivery of cash in the amount of the Preliminary Purchase Price payable by wire transfer or delivery of other immediately available funds. The Preliminary Purchase Price shall be allocated among the Solo Parties as set forth in Section 2(c) of the Disclosure Schedule. The Preliminary Purchase Price will be subject to post-Closing Adjustment as set forth below in this Section 2.

(d) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Bell, Boyd & Lloyd LLP in Chicago, Illinois, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”).

(e) Deliveries at the Closing. At the Closing, (i) the Solo Parties will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below; (ii) the Buyer will deliver to the Solo Parties the various certificates, instruments, and documents referred to in Section 7(b) below; (iii) the Solo Parties will execute, acknowledge (if appropriate), and deliver to the Buyer (A) assignments (including real property and intellectual property transfer documents) in the forms attached hereto as EXHIBITS A-1 through A-7 and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Solo Parties (A) an assumption in the form attached hereto as EXHIBIT B and (B) such other instruments of assumption as the Solo Parties and their counsel reasonably may request; and (v) the Buyer will deliver to the Solo Parties the consideration specified in Section 2(c) above.

(f) Preparation of Working Capital Statement

(i) Within 45 days after the Closing Date, the Buyer will prepare and deliver to the Solo Parties a draft working capital statement, which will include a calculation of the Net Working Capital as of the Closing Date (the “Draft Working Capital Statement”) for the Division as of the close of business on the Closing Date (determined on a pro forma basis as though the Parties had not consummated the transactions contemplated by this Agreement). The Buyer will prepare the Draft Working Capital Statement on the same basis and using the same principles, practices, methods, and assumptions utilized in determining the Estimated Net Working Capital (as set forth in EXHIBIT C), in accordance with the schedule set forth in EXHIBIT C attached hereto.

(ii) Unless the Solo Parties deliver written objections to the Draft Working Capital Statement in reasonable detail containing all objections and the basis thereof to the Buyer within 30 days after receiving the Draft Working Capital Statement and the calculation of the Net Working Capital contained therein, the Solo Parties shall be deemed to have accepted and agreed to the Draft Working Capital Statement. The Buyer and the Solo Parties will use reasonable efforts to resolve any such objections themselves and any resolution by them of such objections shall be final, conclusive and binding. If the Parties do not obtain a final resolution within 15 days after the Buyer has received the statement of objections, however, the Buyer and the Solo Parties will mutually select an independent accounting firm mutually acceptable to them to resolve any remaining objections. If the Buyer and the Solo Parties are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The determination of any accounting firm so selected will be set forth in writing and will be final, conclusive, and binding upon the Parties. The accounting firm shall not assign a value to any of the remaining items in dispute that is greater than the greatest value or lower than the lowest value assigned by the Buyer and the Solo Parties. The accounting firm review will be limited solely to the items in the statement of objections that are still in dispute between the parties and presentations by Buyer and the Solo Parties, and not by independent review. The accounting firm shall render its written decision, upon which a judgment may be entered in any court having jurisdiction thereof, within 45 days after its selection pursuant to this Section 2(f)(ii). The Buyer will revise and promptly deliver to the Solo Parties the Draft Working Capital Statement as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2(f)(ii), which shall include the calculation of the finally determined Net Working Capital amount. The “Working Capital Statement” shall mean the Draft Working Capital Statement together with the revisions thereto, if any, pursuant to this Section 2(f)(ii).

(iii) In the event the Parties submit any unresolved objections to an accounting firm for resolution as provided in Section 2(f)(ii) above, the Buyer and the Solo Parties will share responsibility for the fees and expenses of the accounting firm as follows:

(A) if the accounting firm resolves all of the remaining objections in favor of the Buyer (the Net Working Capital so determined is referred to herein as the “Low Value”), the Solo Parties will be responsible for all of the fees and expenses of the accounting firm;

(B) if the accounting firm resolves all of the remaining objections in favor of the Solo Parties (the Net Working Capital so determined is referred to herein as the “High Value”), the Buyer will be responsible for all of the fees and expenses of the accounting firm; and

(C) if the accounting firm resolves some of the remaining objections in favor of the Buyer and the rest of the remaining objections in favor of the Solo Parties (the Net Working Capital so determined is referred to herein as the “Actual Value”), the Solo Parties will be responsible for that fraction of the fees and expenses of the accounting firm equal to a quotient equal to (x) the difference between the High Value and the Actual Value divided by (y) the difference between the High Value and the Low Value, and the Buyer will be responsible for the remainder of the fees and expenses.

(iv) The Buyer will make the work papers and back-up materials used in preparing the Draft Working Capital Statement, and the books, records, and financial staff of the Division, available to the Solo Parties and their accountants and other representatives at reasonable times and upon reasonable notice at any time during (A) the preparation by the Buyer of the Draft Working Capital Statement, (B) the review by the Solo Parties of the Draft Working Capital Statement, and (C) the resolution by the Parties of any objections thereto.

(g) Adjustment to Preliminary Purchase Price. The Preliminary Purchase Price will be adjusted as follows:

(i) If the Net Working Capital exceeds, by an amount in excess of $500,000, the Estimated Net Working Capital, the Buyer will pay to the Solo Parties an amount equal to the difference between (A) such excess minus (B) $500,000, by wire transfer or delivery of other immediately available funds within three business days after the date on which the Net Working Capital is finally determined pursuant to Section 2(f) above. This additional amount shall be allocated among the Solo Parties in accordance with Section 2(c) of the Disclosure Schedule. In the event that the Net Working Capital exceeds the Estimated Net Working Capital by an amount of $500,000 or less, no adjustment to the Preliminary Purchase Price shall be made.

(ii) If the Estimated Net Working Capital exceeds, by an amount in excess of $500,000, the Net Working Capital, the Solo Parties will pay to the Buyer an amount equal to the difference between (A) such excess minus (B) $500,000, by wire transfer or delivery of other immediately available funds within three business days after the date on which the Net Working Capital is finally determined pursuant to Section 2(f) above. In the event that the Estimated Net Working Capital exceeds the Net Working Capital by an amount of $500,000 or less, no adjustment to the Preliminary Purchase Price shall be made.

The Preliminary Purchase Price as so adjusted is referred to herein as the “Purchase Price.”

(h) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as EXHIBIT D.

3. REPRESENTATIONS AND WARRANTIES OF THE SOLO PARTIES.

The Solo Parties represent and warrant, jointly and severally, to the Buyer that the statements contained in this Section 3 are correct and complete, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

(a) Organization of the Solo Parties. Each of the Solo Parties and CEGI (Hong Kong) Limited (“CEGI”) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or, in the case of CEGI, has a status equivalent to the foregoing under applicable Hong Kong law).

(b) Authorization of Transaction. Each of the Solo Parties has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Assuming due authorization, execution and delivery by the Buyer, this Agreement constitutes the valid and legally binding obligation of each of the Solo Parties, enforceable in accordance with its terms and conditions.

(c) Noncontravention. Except as set forth in Section 3(c) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Solo Parties or CEGI is subject or any provision of the charter or bylaws of any of the Solo Parties or CEGI or (ii) violate, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Solo Parties or CEGI is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest other than a Permitted Security Interest upon any of its assets), including the Material Contracts and the Customer and Supplier Agreements, except with respect to clause (ii) where the violation, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not be material to the Division. None of the Solo Parties needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or third party in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above), except (A) for compliance with the Hart-Scott-Rodino Act, (B) where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not be material to the Division, and (C) as disclosed in Section 3(c) of the Disclosure Schedule.

(d) Brokers’ Fees. The Solo Parties have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated. Except as set forth in Section 3(d) of the Disclosure Schedule, none of the Solo Parties has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Assets. (i) Except as disclosed in Section 3(e) of the Disclosure Schedule, the Solo Parties have good title to, or a valid leasehold interest in, the material tangible assets they used in the conduct of the business of the Division, (ii) the Acquired Assets include all assets reasonably required for the continued conduct of the Division by Buyer as the Division is currently being conducted, and (iii) all material tangible personal property included in the Acquired Assets is in good operating condition and repair (except for ordinary wear and tear), free from defects (except such defects as do not materially interfere with the value thereof or the use thereof in the conduct of normal operations).

(f) CEGI. For purposes of this Section 3(f), the terms “capital stock” and “shares” shall be deemed to include such other form of equity ownership as are appropriate for CEGI. Section 3(f) of the Disclosure Schedule sets forth for CEGI (i) its jurisdiction of incorporation or organization, (ii) the number of authorized shares of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, (iv) the number of shares of its capital stock held in treasury, and (v) its directors and officers or, as appropriate, managers. CEGI is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. CEGI has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. All of the issued and outstanding shares of capital stock of CEGI have been duly authorized and are validly issued, fully paid, and nonassessable. SF Holdings holds of record and owns beneficially all of the outstanding shares of CEGI. Other than the outstanding shares of CEGI, the Acquired Assets do not include any shares of capital stock or equity interests in or of any Person.

(g) Financial Statements. Attached hereto as EXHIBIT E are the following financial statements (collectively the “Financial Statements”), which reflect the financial condition and results of operations of the Division on a pro forma basis, as “carved out” from the consolidated financial statements of Solo Cup: (i) an unaudited consolidated balance sheet as of December 31, 2004 for the Division; (ii) audited consolidated balance sheets, statements of income, and statements of cash flow as of and for the fiscal years ended January 1, 2006 and December 31, 2006 for the Division; and (iii) an unaudited consolidated balance sheet, statement of income, and statement of cash flow (the “Most Recent Financial Statements”) as of and for the twenty-six week period ended July 1, 2007 (the “Most Recent Fiscal Month End”) for the Division. Except as set forth in Section 3(g) of the Disclosure Schedule, the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the financial condition of the Division as of such dates and the results of operations of the Division for such periods; provided, however, that the Financial Statements include allocations of overhead and other items that are not reflective of the Division as a “stand-alone” entity, and that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other customary presentation items.

(h) Events Subsequent to Most Recent Fiscal Year End. Except as disclosed in Section 3(h) of the Disclosure Schedule, since the Most Recent Fiscal Year End with respect to the Division, the Acquired Assets, or the Assumed Liabilities, there has not been any:

(i) Material Adverse Effect;

(ii) amendment to the organizational documents of CEGI;

(iii) issuance or sale of any shares of capital stock of CEGI, or of any securities convertible or exchangeable into such shares;

(iv) redemption, split, combination, or reclassification of the capital stock of CEGI;

(v) incurrence of any Indebtedness;

(vi) material settlement agreement entered into by the Solo Parties with respect to infringement or alleged infringement by the Solo Parties of any Intellectual Property;

(vii) abandonment or invalidation by any Solo Party of any material Intellectual Property used primarily in the Division;

(viii) (A) increase in any manner in the rate of compensation or benefits of any Division Employees, except as may be required under the CBAs or any existing employment agreements (including any actions taken pursuant to any “effects bargaining” at any of the facilities covered by a CBA) or such increases as are granted in the Ordinary Course of Business, (B) payment or agreement to pay any pension, retirement allowance, or other employee benefit not required by any Employee Benefit Plan to any Division Employee, whether past or present, other than in the Ordinary Course of Business, or (C) entering into, adoption, amendment, or termination of any employment, bonus, severance, or retirement contract or collective bargaining agreement or adoption of any employee benefit plan or collective bargaining agreement, other than in the Ordinary Course of Business;

(ix) (A) except for (x) sales of inventory in the Ordinary Course of Business and (y) leases entered into in the Ordinary Course of Business, any sale, lease, transfer, or other disposition of any Division Real Property or assets of the Division or (B) creation of any Security Interest (other than a Permitted Security Interest) on any material property or assets of the Division;

(x) termination or amendment of, or entry into, any Material Contract;

(xi) acquisition of any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or enter into any contract, letter of intent, or similar arrangement with respect to the foregoing;

(xii) commitment to make any capital expenditure in excess of $500,000 individually or $1,000,000 in the aggregate or otherwise acquire any assets or properties (other than supplies or inventory in the Ordinary Course of Business) or entering into of any contract, letter of intent, or similar arrangement with respect to the foregoing;

(xiii) write-off as uncollectible of any notes or accounts receivable, except write-offs in the Ordinary Course of Business charged to applicable reserves;

(xiv) payment, discharge, settlement, waiver, cancellation, or satisfaction of any material claims, liabilities or obligations (contingent or otherwise), other than payments, discharges, settlements, waivers, cancellations, or satisfactions in the Ordinary Course of Business to the extent reflected or reserved against in the Financial Statements for the fiscal year ended December 31, 2006 or the Most Recent Financial Statements;

(xv) change in accounting methods of the Solo Parties relating to the business of the Division;

(xvi) plan, announcement, or implementation of any reduction in force, lay-off, early retirement program, severance program, or other program or effort concerning the termination of employment of any Division Employees (other than in the Ordinary Course of Business) or entry into negotiations for the purpose of making any amendments to any collective bargaining agreement;

(xvii) entry into any transaction with an Affiliate that is not disclosed on Section 3(u) of the Disclosure Schedule pursuant to Section 3(u);

(xviii) loans, advances, or capital contributions to, or investments in, any other Person (including Division Employees) by the Solo Parties other than (A) loans, advances, or capital contributions by the Solo Parties to CEGI or (B) advances for travel and other normal business expenses in the Ordinary Course of Business;

(xix) cancellation or material reduction of any insurance coverage other than with respect to any Employee Benefit Plan in the Ordinary Course of Business; or

(xx) agreement in writing to take any of the foregoing actions.

(i) Legal Compliance. Each of the Solo Parties has, with respect to the operation of the Division, complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not be material to the Division. Except as disclosed in Section 3(i) of the Disclosure Schedule, none of the Solo Parties has received written notice alleging the failure to comply with any legal requirement applicable to the Division, which failure to comply would be material to the Division.

(j) Tax Matters. Except as set forth in Section 3(j) of the Disclosure Schedule:

(i) Each of the Solo Parties has filed all Income Tax Returns that it was required, with respect to the Division, to file, and has paid all Income Taxes shown thereon as owing, except where the failure to file Income Tax Returns or to pay Income Taxes would not have a Material Adverse Effect.

(ii) None of the Solo Parties has waived any statute of limitations in respect of Income Taxes relating to the Division or agreed to any extension of time with respect to an Income Tax assessment or deficiency relating to the Division.

(iii) None of the Solo Parties is a party to any Income Tax allocation or sharing agreement with respect to the Division.

(iv) To the Knowledge of the Solo Parties, none of the Solo Parties has been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was SF Holdings or one of its Affiliates).

(k) Real Property.

(i) Section 3(k)(i) of the Disclosure Schedule lists all real property, the use of which is substantially devoted to the operation of the Division (collectively, the “Division Real Property”), that is owned by the Solo Parties. With respect to each such parcel of Division Real Property, except as disclosed in Section 3(k)(i) of the Disclosure Schedule:

(A) the identified owner has good, valid, and marketable fee title to the parcel of Division Real Property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of general real estate taxes and special assessments not yet due and payable, recorded easements, covenants, and other restrictions, and utility easements, building restrictions, zoning restrictions, and non-monetary defects in title that do not interfere in any material respect with the use, occupancy, or operation of such parcel of real property;

(B) there are no leases, subleases, licenses, concessions, or other agreements granting to any party or parties the right of use or occupancy of any portion of the parcel of Division Real Property; and

(C) there are no outstanding options, rights of first refusal, or other contractual right to purchase the parcel of Division Real Property, or any portion thereof or interest therein.

(ii) Section 3(k)(ii) of the Disclosure Schedule lists all Division Real Property that is leased or subleased to any of the Solo Parties. The Solo Parties have delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 3(k)(ii) of the Disclosure Schedule. Each lease and sublease listed in Section 3(k)(ii) of the Disclosure Schedule is valid, binding, enforceable in accordance with its terms, and in full force and effect, except where the invalidity, nonbinding nature, unenforceability, or ineffectiveness would not be material to the Division. All rent and other sums and charges payable by the Solo Parties as tenant thereunder are current, no written notice of default or termination under any lease is outstanding, no termination event or condition or uncured material default on the part of the Solo Parties or, to the Knowledge of the Solo Parties, the landlord, exists under any lease, and to the Knowledge of the Solo Parties, no event has occurred and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition.

(l) Intellectual Property.

(i) Section 3(l)(i) of the Disclosure Schedule identifies each patent or registration which has been issued to any of the Solo Parties with respect to any of its Intellectual Property used primarily in the operation of the Division, identifies each pending patent application or application for registration which any of the Solo Parties has made with respect to any of its Intellectual Property used primarily in the operation of the Division, and identifies all material unregistered Intellectual Property owned by the Solo Parties and used primarily in the operation of the Division (all Intellectual Property identified in Section 3(l)(i) of the Disclosure Schedule is collectively the “Owned Intellectual Property”).

(ii) Section 3(l)(ii) of the Disclosure Schedule identifies each material license, agreement, or other permission which any of the Solo Parties has granted to any third party or been granted by any third party with respect to any Intellectual Property used primarily in the operation of the Division (collectively, the “Licensed Intellectual Property”)

(iii) All material Intellectual Property necessary for the operation of the Division as currently operated is Owned Intellectual Property owned by the Solo Parties free and clear of all liens or Licensed Intellectual Property used by the Solo Parties pursuant to valid written licenses, agreements, or other permissions. The Solo Parties have made available to the Buyer copies of all such patents, registrations, applications, licenses, agreements, and permissions described above.

(iv) Upon the Closing, the Buyer will own all right, title, and interest in and to all Owned Intellectual Property and will have a valid written license, agreement, or other permission to use all Licensed Intellectual Property on the same terms and conditions as the Solo Parties enjoyed immediately prior to such Closing, which rights are sufficient to operate the Division as operated as of the date hereof. The operation of the Division as currently operated does not infringe or otherwise violate any trademark rights of any third party and, to the Knowledge of the Solo Parties, the operation of the Division as currently operated does not infringe or otherwise violate any other Intellectual Property rights of any third party.

(m) Contracts. Section 3(m) of the Disclosure Schedule lists all written contracts and other written agreements (other than agreements with customers and suppliers) to which any of the Solo Parties is a party, and by which any of their assets or properties used in the operation of the Division are bound, (i) the performance of which will involve consideration (whether in form of payment to or receipt by the Solo Parties) in excess of $500,000, (ii) pursuant to which any of the Solo Parties are committed to make a capital expenditure in excess of $250,000 that is not reflected in the capital expenditure budget for the Division, (iii) that place any limitation on the method of conducting or scope of the business of the Division, including agreements containing covenants not to compete or that contain “most-favored-nations” provisions, (iv) involving any partnership, joint venture, strategic alliance, joint development, or similar agreements, (v) financing documents, loan agreements, security agreements, or agreements providing for the guarantee of the obligations of any party (other than a Solo Party) or other contracts, agreements, or instruments evidencing Indebtedness, including surety bonds, performance bonds, and letters of credit, (vi) relating to the issuance or ownership of any equity securities, or securities convertible into or exchangeable for equity securities, of CEGI, (vii) relating to acquisitions or dispositions of all or a material portion of the assets of the Division other than in the Ordinary Course of Business, (viii) acquisition or disposition contracts relating to any Acquired Assets or the Division and pursuant to which any Solo Party has any continuing obligations (including indemnification obligations, earn-out payments, and potential liability under any purchase price adjustments), (ix) with any labor union or association relating to any current or former Division Employee or collective bargaining agreements, (x) relating to any licensed material Intellectual Property involving payments in excess of $250,000 per year (excluding “off-the-shelf” software), (xi) except for employment relationships, compensation, and benefits paid in the Ordinary Course of Business or as set forth on Section 3(u) of the Disclosure Schedule, are contracts with (A) any Solo Party or any Affiliate of any of the Solo Parties or (B) any current or former officer or director of a Solo Party or CEGI, or (xii) entered into since December 31, 2005 involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute with a value of greater than $500,000. The Solo Parties have delivered or made available to the Buyer a correct and complete copy of each such contract or other agreement (as amended to date) (collectively, the “Material Contracts”) and the Customer and Supplier Agreements (as defined in Section 3(t)). All of the Material Contracts and the Customer and Supplier Agreements are enforceable by the Solo Party that is a party thereto in accordance with the terms thereof except to the extent that such enforceability (A) may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally, and (B) is subject to general principles of equity. None of the Solo Parties is in breach or default under (and to the Knowledge of the Solo Parties no event has occurred that would constitute a breach or default under) any Material Contract or any Customer and Supplier Agreement nor, to the Knowledge of the Solo Parties, is any other party to any of the Material Contracts or Customer and Supplier Agreements in default thereunder, excluding, however, in each instance, any breach or default that would not be material to the Division.

(n) Insurance. Except as set forth in Section 3(n) of the Disclosure Schedule, with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage) covering the employees, operations, or facilities of the Division: (i) such policy is legal, valid, binding, enforceable, and in full force and effect; (ii) none of the Solo Parties is in breach or default (including with respect to the payment of premiums); and (iii) no party to the policy has repudiated any provision thereof. The employees, operations, and facilities of the Division have been covered during the past three years by insurance in scope and amount customary and reasonable for the business in which it has engaged during such period.

(o) Litigation. Section 3(o) of the Disclosure Schedule sets forth each instance in which any of the Solo Parties, with respect to the operation of the Division or CEGI, (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, except in the case of clause (ii) where the action, suit, proceeding, hearing, or investigation would not be material to the Division.

(p) Employee Benefits.

(i) Section 3(p)(i) of the Disclosure Schedule lists each Employee Benefit Plan that any of the Solo Parties maintains or to which any of the Solo Parties contributes with respect to Division Employees.

(A) Except as identified in Section 3(p)(i)(A) of the Disclosure Schedule, each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded. and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA and the Code.

(B) Except as identified in Section 3(p)(i)(B) of the Disclosure Schedule, all contributions (including all employer contributions and employee salary reduction contributions) which are due have been made to each such Employee Benefit Plan which is an Employee Pension Benefit Plan. All premiums or other payments which are due have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(C) Except as identified in Section 3(p)(i)(C) of the Disclosure Schedule, each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code section 401(a) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code section 401(a) and to the Knowledge of the Solo Parties, there are no facts and circumstances that could reasonably be expected to result in the loss of such qualification.

(D) Except as identified in Section 3(p)(i)(D) of the Disclosure Schedule, as of the last day of the most recent prior plan year, the market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equaled or exceeded the present value of liabilities thereunder (determined in accordance with then current funding assumptions).

(E) Except as identified in Section 3(p)(i)(E) of the Disclosure Schedule, the Solo Parties have delivered or made available to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

(ii) Except as identified in Section 3(p)(ii) of the Disclosure Schedule, with respect to each Employee Benefit Plan that any of the Solo Parties or any ERISA Affiliate maintains or has maintained, since February 22, 2004, or to which any of them contributes, or has been required to contribute, since February 22, 2004, in each case with respect to Division Employees, none of the Solo Parties has incurred any liability to the PBGC (other than ordinary course PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

(iii) Except as identified in Section 3(p)(iii) of the Disclosure Schedule, no action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or to the Knowledge of the Solo Parties is threatened, except where the action, suit, proceeding, hearing, or investigation would not be material to the operation of the Division.

(q) Environmental, Health, and Safety Matters.

(i) Except as identified in Section 3(q)(i) of the Disclosure Schedule, the Division and all of its operations are, and have been for the preceding three years, in material compliance with all Environmental, Health, and Safety Requirements, except for such noncompliance as would not be material to the operation of the Division. The Solo Parties have all material permits and authorizations required under or pursuant to Environmental, Health, and Safety Requirements, and have operated the Division since February 22, 2004 in material compliance with all such permits and authorizations.

(ii) Except as identified in Section 3(q)(ii) of the Disclosure Schedule, the Solo Parties have not received any written notice, suit, claim, proceeding, report, or other information regarding any actual or potential material violation of Environmental, Health, and Safety Requirements with respect to the current or, to the Knowledge of the Solo Parties, former operations of the Division, or regarding any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise), including liabilities relating to any investigatory, remedial, or corrective obligations, relating to the operation of the Division or the Division Real Property arising under Environmental, Health, and Safety Requirements, which would be material to the Division.

(iii) Except as identified in Section 3(q)(iii) of the Disclosure Schedule, to the Knowledge of the Solo Parties, no release, spill, escape, or disposal of any toxic, hazardous, or dangerous substance has occurred on or from any Division Real Property in a manner that could be reasonably anticipated to require any investigation or remedial action under or pursuant to any Environmental, Health, and Safety Requirement.

(iv) This Section 3(q) contains the sole and exclusive representations and warranties of the Solo Parties with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental, Health, and Safety Requirements.

(r) Employees. Except as disclosed in Section 3(r) of the Disclosure Schedule, (i) no Division Employee is covered by any collective bargaining agreement; (ii) none of the Solo Parties has, with respect to the Division, experienced any strikes, walk-outs, work stoppages, slowdowns, or lockouts since February 22, 2004, nor, to the Knowledge of the Solo Parties, is any such action threatened; (iii) none of the Solo Parties has, with respect to the Division, committed any unfair labor practice; (iv) the Solo Parties, with respect to the Division and current and former Division Employees, are operating the Division in compliance in all material respects with all Labor Laws; (v) there is no pending or, to the Knowledge of the Solo Parties, threatened, organizing effort or demand for recognition or certification or attempt to organize the Division Employees; and (vi) during the past 30 days and immediately prior to the Closing Date, the Solo Parties have not terminated (other than for cause) the employment of more than 15 Division Employees.

(s) Licenses and Permits. Except as disclosed in Section 3(s) of the Disclosure Schedule, the Solo Parties possess all licenses and permits necessary to operate the Division, except for any such licenses and permits, the failure of the Solo Parties to possess which, would not be material to the Division.

(t) Customers and Suppliers.

(i) Section 3(t)(i) of the Disclosure Schedule sets forth the names of the ten largest customers of the Division measured by dollar value for the twelve calendar months ended December 31, 2006 and the total sales in dollars for each such customer from January 1, 2007 through June 30, 2007 (collectively, the “Top Customers”). As of the date of this Agreement, (A) none of the customers listed on Section 3(t)(i) of the

Disclosure Schedule has, since January 1, 2007, notified any Solo Party in writing that it is (x) canceling or terminating its relationship with the Division, (y) materially and adversely modifying its relationship with the Division or (z) materially limiting its purchases from the Division and (B) there are no material disputes pending between any Solo Party, on the one hand, and any customer listed on Section 3(t)(i) of the Disclosure Schedule, on the other hand.

(ii) Section 3(t)(ii) of the Disclosure Schedule sets forth the names of the ten largest suppliers of the Division measured by dollar value for the twelve calendar months ended December 31, 2006 (collectively, the “Top Suppliers”). As of the date of this Agreement, (A) none of the suppliers listed on Section 3(t)(ii) of the Disclosure Schedule has, since January 1, 2007, notified any Solo Party in writing that it is (x) canceling or terminating its relationship with the Division, (y) materially and adversely modifying its relationship with the Division or (z) materially limiting its sales to the Division and (B) there are no material disputes pending between any Solo Party, on the one hand, and any supplier listed on Section 3(t)(ii) of the Disclosure Schedule, on the other hand.

(iii) The written agreements between one of the Solo Parties, on the one hand, and one of the Top Customers or Top Suppliers, on the other hand, are collectively referred to as the “Customer and Supplier Agreements.”

(u) Affiliate Relationships. Except as set forth on Section 3(u) of the Disclosure Schedule, no Solo Party or any Affiliate of a Solo Party nor any officer or director of any Solo Party possesses, directly or indirectly, any financial interest in, or is a director, officer, or employee of, any Person that is a Top Supplier or Top Customer or a competitor of the Division identified in Section 3(u) of the Disclosure Schedule or a lessor or lessee identified in Section 3(k)(ii) of the Disclosure Schedule. Ownership of five percent (5%) or less of any class of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, shall not be deemed to be a financial interest for purposes of this Section 3(u).

(v) Disclaimer of other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3, THE SOLO PARTIES MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF THEIR ASSETS (INCLUDING, WITHOUT LIMITATION, THE ACQUIRED ASSETS), LIABILITIES OR OPERATIONS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS SECTION 3, THE BUYER IS PURCHASING THE ACQUIRED ASSETS ON AN “AS-IS, WHERE-IS” BASIS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH HEREIN, THE SOLO PARTIES MAKE NO REPRESENTATION OR WARRANTY REGARDING ANY ASSETS OTHER THAN THE ACQUIRED ASSETS OR ANY LIABILITIES OTHER THAN THE ASSUMED LIABILITIES, AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY.

4. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

The Buyer represents and warrants to the Solo Parties that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

(a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Assuming due authorization, execution and delivery by the Solo Parties, this Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above), except (A) for compliance with the Hart-Scott-Rodino Act and (B) where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

(d) Brokers’ Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Solo Parties could become liable or obligated.

(e) Financing. The Buyer has delivered to the Solo Parties a true and complete copy of (i) an executed equity commitment letter dated as of the date hereof from Kohlberg Management VI, LLC in favor of the Buyer (the “Equity Commitment Letter”), and (ii) an executed commitment letter dated as of the date hereof (together with the exhibits and attachments thereto, the “Debt Financing Documents”) from National City Bank (the “Lender”), each of which is in form and substance reasonably satisfactory to the Solo Parties. Subject to the funding of the funds set forth in the Debt Financing Documents (the “Debt Financing”) and the Equity Commitment Letter, in each case, in accordance with and subject to their terms and conditions, the Buyer will have the funds necessary to pay in full in cash at Closing all of the amounts required to be paid by it under Section 2 hereof and all its fees and expenses required in order to consummate the transactions contemplated by this Agreement.

5. PRE-CLOSING COVENANTS.

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

(b) Notices and Consents. The Solo Parties shall seek to obtain each of the third party consents listed on Section 5(b) of the Disclosure Schedule (collectively, the “Required Consents”). In addition, the Solo Parties will give any notices to third parties, and the Solo Parties will use their reasonable best efforts to obtain, any other third party consents that the Buyer reasonably may request in connection with the matters referred to in Section 3(c) above. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above. Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act as soon as practicable after the execution of this Agreement, will use its reasonable best efforts to obtain a waiver from the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

(c) Operation of Business. With respect to the operation of the Division, none of the Solo Parties will engage in any practice, take any action, or enter into any transaction that would result in a breach of the representations made in Section 3(h) hereof, if such action was taken after the date hereof, and the Solo Parties shall conduct the business of the Division within the Ordinary Course of Business, including the use of their commercially reasonable efforts to maintain their relationships with customers, suppliers, agents, and employees of the Division. The Solo Parties shall use commercially reasonable efforts to maintain and protect the Owned Intellectual Property and the Licensed Intellectual Property.

(d) Access. The Solo Parties will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Division and the Solo Parties, to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to the business and operations of the Division. The Buyer hereby acknowledges and agrees that any Confidential Information it receives from any of the Solo Parties in the course of the reviews contemplated by this Section 5(d) shall be subject to the terms and conditions of those certain confidentiality agreements, dated as of February 8, 2007 and July 10, 2007, by and between the Buyer and Solo Cup Company (the “Confidentiality Agreements”), which Confidentiality Agreements shall automatically terminate as to any Confidential Information related solely to the Division if the Closing occurs.

(e) Notice of Developments.

(i) The Solo Parties will give prompt written notice to the Buyer of any development or discovery (of which its senior officers become aware) causing a breach of any of their representations and warranties listed in Section 8(a)(ii) and 8(a)(iii) below. If (x) the Buyer would have the right to terminate this Agreement pursuant to Section 9(a)(ii) below by reason of any development or discovery, and (y) the Solo Parties inform the Buyer in writing that they are unable to deliver the certificate required by Section 7(a)(iv) with respect to the condition set forth in Section 7(a)(i) due to such development or discovery, and (z) the Buyer nevertheless elects to proceed with the Closing, then the Solo Parties shall have no liability to the Buyer under Article 8 of this Agreement or otherwise with respect to such development or discovery.

(ii) Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties listed in Section 8(a)(i) below and Section 4 above. No disclosure by any Party pursuant to this Section 5(e)(ii), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

(f) Exclusivity. From and after the date hereof through the Closing Date, the Solo Parties will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the assets of the Division.

(g) Collective Bargaining Agreements; Multiemployer Plan. The Buyer and, with respect to clauses (i), (ii), and (iv) of this Section 5(g), the Solo Parties, shall (i) obtain any consent required for the Buyer to become a party to each of the collective bargaining agreements covering Division Employees, as identified on Section 5(g) of the Disclosure Schedule (collectively, the “CBAs”) on the same terms as in effect on the date hereof; (ii) obtain any consent required for Buyer to become a party to the Multiemployer Plan covering Division Employees under which Buyer shall have an obligation to contribute to the Multiemployer Plan substantially the same number of contribution base units for which the Solo Parties had an obligation to contribute prior to the Closing Date; (iii) obtain, and be prepared to post at the time required by section 4204 of ERISA, a Bond in the Required Bond Amount with respect to the Multiemployer Plan covering Division Employees, in accordance with section 4204 of ERISA, to the extent that this requirement is not waived by such Multiemployer Plan; and (iv) comply in all material respects with the requirements of section 4204 of ERISA. The Buyer shall have provided copies of such materials to the Solo Parties or their counsel. The Buyer and the Solo Parties agree to cooperate in good faith.

(h) Intercompany Accounts of CEGI. Immediately prior to Closing, the Solo Parties will cause any intercompany indebtedness or other payables owed (i) by CEGI to any Solo Party or its Affiliates (other than CEGI) or (ii) by any Solo Party or any of its Affiliates (other than CEGI) to CEGI in each case to be settled, cancelled or terminated in full.

(i) Financing Related Cooperation. The Solo Parties agree to provide, and will cause the appropriate officers, employees, and advisors of the Division to provide, upon the reasonable request of the Buyer, and at the Buyer’s sole cost and expense, all reasonable cooperation in connection with the arrangement of the Debt Financing in connection with the transactions contemplated by this Agreement, including (i) participation in meetings, presentations, road shows, drafting sessions, and due diligence sessions, (ii) furnishing the Buyer and its Affiliates and its financing sources with financial and other pertinent information regarding the Division as may be reasonably requested by the Buyer, (iii) cooperating with the marketing efforts of the Buyer and its financing sources for any debt to be raised to complete the transactions contemplated by this Agreement, (iv) facilitating the pledging of collateral, and (v) providing and executing documents as may be reasonably requested by the Buyer, including a certificate of the chief financial officer (or similar official) of CEGI with respect to solvency matters, comfort letters of accountants, and legal opinions as are customary for transactions of the type contemplated by this Agreement and as may be reasonably requested by the Buyer. In no event shall any Solo Party be required to pay any commitment or similar fee or incur any other liability in connection with the Debt Financing.

(j) Establishment of Buyer Employee Benefit Plans. Notwithstanding anything else contained herein to the contrary, the Buyer agrees to use commercially reasonable efforts to establish and implement Employee Benefits Plans for the benefit of the Division Employees hired by the Buyer as of the Closing Date (collectively, the “Transferred Employees”), in order to provide the Transferred Employees with coverage under Employee Welfare Benefit Plans substantially similar to the coverage provided to the Transferred Employees under the Employee Benefit Plans sponsored and maintained by the Solo Parties as of the Closing. Consistent with the foregoing, Buyer agrees to take commercially reasonable action as may be reasonably required under the circumstances to cause the establishment and implementation of such arrangements immediately after the Closing, but which shall in no event become effective later than November 1, 2007, including, but not limited to, the engagement of service providers, adoption of Employee Benefit Plan documents and ancillary instruments, implementation of the required administrative processes and procedures, and preparation of the required employee communications. Upon the Solo Parties’ reasonable request, the Buyer agrees to provide the Solo Parties with pertinent information as to the Buyer’s progress in establishing and implementing Employee Benefit Plans as required by this Section 5(j). The Solo Parties agree to cooperate and provide reasonable assistance to the Buyer to accomplish the actions in the preceding sentence.

6. POST-CLOSING COVENANTS.

The Parties agree as follows with respect to the period following the Closing.

(a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below).

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Division, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

(c) Transition.

(i) During the Non-Compete Period (as defined in Section 6(d)), none of the Solo Parties will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Division and the Division Subsidiaries from maintaining the same business relationships with the Buyer and the Division Subsidiaries after the Closing as it maintained with the Division and the Division Subsidiaries prior to the Closing.

(ii) The Buyer and the Solo Parties agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Division, the Acquired Assets and the Assumed Liabilities as is reasonably necessary for the filing of any Income Tax Return and elections in respect thereof, for the preparation for any audit, and for the prosecution or defense of any claim, suit, or proceeding relating to any adjustment or proposed adjustment with respect to any Income Tax.

(iii) Notwithstanding anything contained herein to the contrary, for the period beginning as of the Closing Date and ending on October 31, 2007 (the “Benefits Transition Period”), upon the Buyer’s written request, the Solo Parties shall permit the Transferred Employees to continue active participation solely in the Employee Benefit Plans set forth on Section 6(c)(iii) of the Disclosure Schedule (collectively, the “Solo Plans”), to the extent set forth in such written request. The Solo Parties agree to amend the Solo Plans as required to facilitate the continued Solo Plan participation by the Transferred Employees, and further agree to use commercially reasonable efforts to obtain the approval and consent of the applicable insurers and service providers as required for the Transferred Employees’ continued participation. The Parties agree that notwithstanding the Transferred Employees’ continued active participation in the Solo Plans during the Benefits Transition Period, at no time during such period shall the Transferred Employees be deemed as common law nor leased employees of the Solo Parties as of and after the Closing Date. Neither shall the Solo Parties have any liability whatsoever for the cost of the Transferred Employees’ coverage under the Solo Plans nor for any claims or administrative expenses attributable to the Transferred Employees’ participation in the Solo Plans during the Benefits Transition Period, provided that the Solo Parties shall act in good faith and provide the level of services as in effect immediately prior to the Closing Date. Nor shall the Solo Parties have any liability for COBRA continuation coverage for any Transferred Employees who terminate employment with the Buyer during the Benefit Transition Period. As a condition of the Transferred Employees’ continued participation in the Solo Plans during the Benefits Transition Period, the Buyer agrees (y) to comply with the indemnification requirements of Section 8(d)(iii) hereof as well as the terms and conditions of the Transition Services Agreement by and between the Buyer and the Solo Parties, and (z) to deposit with a mutually agreeable escrow agent a cash lump sum amount equal to the claims paid in connection with the Solo Plans, in which the Transferred Employees continue to participate after the Closing Date, for the first six months of the 2007 calendar year, annualized and prorated based upon the number of days in the Benefit Transition Period multiplied by 1.15 (the “Transition Benefits Escrow Amount”). Within a reasonable period of time following the end of the Benefits Transition Period, after which the Solo Parties determine in good faith that all pending claims under the Solo Plans in connection with the Transferred Employees have been properly submitted and paid, but in no event later than January 31, 2008, the Solo Parties shall return the remaining Transition Benefits Escrow Amount to the Buyer. For the avoidance of doubt, nothing in the Section 6(c)(iii) shall relieve the Buyer from complying with the terms and conditions of the CBAs expressly assumed by the Buyer under this Agreement, nor the terms of this Agreement as they relate to the CBAs and the liability thereunder, as of and after the Closing.

(d) Covenant Not to Compete.

(i) In consideration of and as an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, for a period of two years from and after the Closing Date (the “Non-Compete Period”), the Solo Parties agree that they will not, and will cause their controlled Affiliates not to, engage, directly or indirectly, whether as a partner, stockholder, member, principal, agent, or consultant, in any business involving the sale of napkins (excluding napkins contained in cutlery or “take-away” packets), table covers, tray covers, doilies, placemats, coasters, fluted bake cups, Mylar balloons, party favors, or other tissue-based products in or throughout North America (the “Competing Business”); provided, however, that no owner of less than 5% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any such business and provided further that the activity described in Section 6(d) of the Disclosure Schedule shall not be deemed to violate this Section 6(d). The covenant set forth in this Section 6(d) excludes all other businesses of the Solo Parties other than the Competing Business.

(ii) If any Solo Party breaches the provisions of Section 6(d)(i) (the “Restrictive Covenant”), the Buyer shall have the right and remedy without regard to any other available remedy to (x) have the Restrictive Covenant specifically enforced by any court of competent jurisdiction and (y) have issued an injunction restraining any such breach; it being agreed that any breach of the Restrictive Covenant would cause irreparable and material loss and damage to the Buyer, the amount of which cannot be readily determined and as to which it will not have an adequate remedy at law or in damages.

(iii) It is the desire and intent of the Parties that the Restrictive Covenant will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any Restrictive Covenant or any portion thereof shall be adjudicated to be invalid or unenforceable, such Restrictive Covenant shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, such amendment to apply only with respect to the operation of such Restrictive Covenant in the particular jurisdiction in which such adjudication is made.

(e) Multiemployer Plan; Bond. Throughout the Multiemployer Plan Period, the Buyer shall (i) make the contributions required by section 4204(a)(1)(A) of ERISA to such Multiemployer Plan pursuant to the terms of the CBAs; (ii) pay any withdrawal liability properly assessed to Buyer by such Multiemployer Plan; (iii) maintain in full force and effect each Bond, in the Required Bond Amount; and (iv) comply in all material respects with the requirements of section 4204 of ERISA. Subject to Section 8(d)(i) of this Agreement, in the event that the Buyer breaches one or more of the covenants set forth in clauses (i) and (ii) of this Section 6(e), the Solo Parties will be secondarily liable for any withdrawal liability they would have had to any such Multiemployer Plan with respect to the operations of the Division (but for section 4204 of ERISA). Notwithstanding the foregoing, nothing in this Section 6(e) shall prohibit Buyer from effecting a consolidation, shut down, or reduction in force that would result in a withdrawal liability, subject to Section 8(c)(iii).

(f) COBRA and WARN Obligations. Buyer covenants to the Solo Parties that it will hire such of the Division Employees so as to not result in the Solo Parties being subject to an obligation to issue WARN notices, provided that the Solo Parties are not in breach of the representation set forth in Section 3(r)(vi) of this Agreement. Buyer further covenants that, subject to Section 6(c)(iii), Buyer shall offer group health plan coverages (excluding retiree medical coverage) comparable in the aggregate to those currently offered by the Solo Parties to such Division Employees and shall be primarily responsible for providing such Division Employees who become employees of the Buyer after the Closing, whose “qualifying event,” within the meaning of section 4980B(f) of the Code, occurs after the Closing Date (and such employees’ “qualified beneficiaries” within the meaning of section 4980B(f) of the Code) with continuation of group health coverage required by section 4980B(f) of the Code. Buyer will notify the Solo Parties of any Division Employee not hired by the Buyer within five calendar days after the Closing Date. The Solo Parties will be responsible for providing Division Employees and their “qualified beneficiaries” who do not become employees of the Buyer with continuation of group health care coverage required under section 4980B(f) of the Code.

(g) Assumption of Employer Responsibilities. With respect to the Transferred Employees (as defined in Section 6(c)(iii)), (i) Buyer shall assume on the Closing Date all liabilities of the Solo Parties to such Division Employees for wages, incentive compensation, vacations, perquisites, worker’s compensation benefits, statutory benefits, and entitlement including, without limitation, all obligations to such Division Employees under applicable federal, state, or local law that have accrued on or prior to the Closing Date solely to the extent such amounts have been included and are set forth in reasonable detail in the Working Capital Statement or as set forth in Section 6(g)(i) of the Disclosure Schedule and (ii) the Solo Parties shall retain all liabilities to the Transferred Employees and any Division Employees who are not Transferred Employees for wages, incentive compensation, vacations, perquisites, worker’s compensation benefits, statutory benefits, and entitlement including, without limitation, all obligations to the Transferred Employees and any Division Employees who are not Transferred Employees under applicable federal, state, or local law that have accrued on or prior to the Closing Date to the extent such amounts have not been included in the Working Capital Statement or set forth in Section 6(g)(i) of the Disclosure Schedule; provided, however, that the Buyer will only assume vacations to the extent that the Division Employees authorize a transfer of such accrued vacations from the Solo Parties to the Buyer.

(h) Non-Solicitation of Division Employees Non-Solicitation by the Solo Parties. For a period of 18 months from the Closing Date, the Solo Parties, including their Affiliates, may not, without the prior written consent of the Buyer, directly or indirectly solicit any salaried or management Transferred Employee who is actively providing services to the Division as of the Closing Date (collectively, the “Covered Division Employees”). Notwithstanding anything to the contrary in this Section 6(h), general employment solicitations made via broadly disseminated media, such as radio, internet, or newspaper advertisements, shall not be deemed to violate this Section 6(h), provided that such solicitations are not specifically targeted at Covered Division Employees.

(i) Non-Solicitation by the Buyer. For a period of 18 months from the Closing Date, the Buyer, including its Affiliates, may not, without the prior written consent of the Solo Parties, directly or indirectly solicit any salaried or management employee of the Solo Parties who is actively providing services to the Solo Parties as of the Closing Date or any other employee with whom the Buyer or its Affiliates came into contact as part of the process leading to the execution of this Agreement (collectively, the “Covered Solo Employees”). Notwithstanding anything to the contrary in this Section 6(i), general employment solicitations made via broadly disseminated media, such as radio, internet, or newspaper advertisements, shall not be deemed to violate this Section 6(i), provided that such solicitations are not specifically targeted at Covered Solo Employees.

(j) Mail and Other Communications. The Solo Parties agree that at any time and from time to time after the Closing, the Buyer and its Affiliates shall have the right and authority to open all mail and other communications, in all formats (both tangible and intangible) (collectively, “Mail”), including service of process, received by the Buyer or its Affiliates pertaining to the Division, even if addressed to the Solo Parties or any of their Affiliates, for processing or forwarding to the Solo Parties. The Solo Parties further agree to promptly forward to the Buyer all Mail pertaining to the Division received by the Solo Parties or any of their Affiliates at any time and from time to time after the Closing.

(k) Collection of Accounts Receivable. The Solo Parties agree that, from and after the Closing, the Buyer shall have the right and authority to collect for the Buyer’s own account or for the account of its Affiliates all accounts receivable relating to the Division. The Buyer and its Affiliates shall have the right to endorse with the name of the Solo Parties and their Affiliates on any checks received on account of any such accounts receivable. The Solo Parties agree to promptly transfer and deliver to the Buyer, any cash or property that the Solo Parties and their Affiliates may receive in respect of any such accounts receivable.

(l) Confidentiality. Except as otherwise provided in this Agreement, after the Closing, no Solo Party shall disclose to third persons any information concerning the operation of the Division and the transfer of the Acquired Assets hereunder, which information was disclosed to and transferred, assigned, licensed, or otherwise made available to Buyer or its Affiliates. Without limitation, this obligation of confidentiality shall apply to information related to the products, business plans, strategies, technologies, and future business relationships of the Division. This obligation of confidentiality shall not apply to the extent any such information (i) is or becomes part of the public domain through no fault of the Solo Parties (but only after and only to the extent that it is published or otherwise becomes part of the public domain); (ii) after the Closing, comes into the possession of the Solo Parties from a third person, other than Buyer or its Affiliates, who was not, to the Solo Parties’ Knowledge, under a continuing obligation of confidence to the disclosing party; (iii) is disclosed to advisors to the Solo Parties in connection with the preparation of financial statements or internal reports or documents, (iv) is disclosed to governmental or regulatory authorities to the extent deemed necessary or appropriate in the reasonable judgment of the Solo Parties; or (v) is disclosed by the Solo Parties pursuant to any judicial compulsion, provided that Buyer is notified at the time such judicial action is initiated.

7. CONDITIONS TO OBLIGATION TO CLOSE .

(a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) subject to Section 5(e) hereof, the representations and warranties set forth in Section 3 above shall be true and correct on the date hereof and on the Closing Date as though made on such date without regard to any materiality or Material Adverse Effect qualifiers, except to the extent that failures of such representations and warranties, individually or in the aggregate, to be so true and correct do not or would not have, individually or in the aggregate, a Material Adverse Effect; provided, however that the representations and warranties contained in Sections 3.1(f) (Subsidiaries) and 3.1(h) (No Material Adverse Effect) shall be true and correct as of the date hereof and as of the Closing Date as if made at and as of such date.

(ii) the Solo Parties shall have performed and complied with all of their pre-closing covenants under Section 5 of this Agreement in all material respects through the Closing;

(iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv) the Solo Parties shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iii) is satisfied in all respects;

(v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

(vi) the relevant Solo Parties shall have executed and delivered to Buyer the transitional agreement in form and substance as set forth in EXHIBIT F attached hereto (the “Transition Services Agreement”) and the same shall be in full force and effect;

(vii) all actions to be taken by the Solo Parties in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby shall have been taken or obtained;

(viii) Buyer shall have obtained the Debt Financing described in Section 4(e) on substantially the terms as contemplated by the Debt Financing Documents, provided that any failure of the Buyer to obtain the Debt Financing is not due to the Lender refusing to provide the Debt Financing because of (A) a competing offering, placement, or arrangement or any debt securities or bank financing by or on behalf of the Buyer or any affiliate thereof or (B) the failure of Buyer or any of its affiliates to subordinate management fees;

(ix) the Required Consents shall have been obtained; and

(x) the consent, if any, required for Buyer to become a party to each of the CBAs on terms no less favorable than those in effect as of the date hereof shall have been obtained.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Obligation of the Solo Parties. The obligation of the Solo Parties to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Buyer shall have performed and complied with all of its pre-closing covenants under Section 5 of this Agreement in all material respects through the Closing;

(iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv) the Buyer shall have delivered to the Solo Parties a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

(v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

(vi) the Buyer shall have executed and delivered to the Solo Parties the Transition Services Agreement and the same shall be in full force and effect;

(vii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby shall have been taken or obtained; and

(viii) the Buyer shall have agreed in writing to assume each of the CBAs, effective as of the Closing on terms no less favorable to Buyer than those in existence on the date hereof.

The Solo Parties may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.

8. REMEDIES FOR BREACHES OF THIS AGREEMENT.

(a) Survival of the Solo Parties’ Representations, Warranties, and Covenants. The representations and warranties of the Solo Parties contained in Section 3 of this Agreement, the covenants set forth in Sections 5 and 6 of this Agreement, and the other agreements set forth herein shall survive the Closing and continue in full force and effect as follows:

(i) The representations and warranties contained in Sections 3(a) (Organization of Solo Parties), 3(b) (Authorization of Transaction), 3(d) (Brokers’ Fees), and 3(f) (Subsidiaries) and the indemnity set forth in Section 8(c)(ii) shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

(ii) The representations and warranties contained in Sections 3(j) (Tax Matters) and 3(p) (Employee Benefits) shall survive the Closing and continue in full force and effect during the period ending on the date of expiration of the applicable statute of limitations.

(iii) The representations and warranties contained in Section 3 (other than those referenced in Sections 8(a)(i) and 8(a)(ii) above) and the covenants of the Solo Parties set forth in Section 5 shall survive for a period of one year after the Closing.

(iv) The covenants of the Solo Parties set forth in Section 6 shall survive the Closing and continue in full force and effect for the periods specified therein.

(b) Survival of the Buyer’s Representations and Warranties. The representations and warranties of the Buyer contained in Section 4 of this Agreement shall survive the Closing and continue in full force and effect as follows:

(i) The representations and warranties contained in Sections 4(a) (Organization of the Buyer), 4(b) (Authorization of Transaction), 4(d) (Brokers’ Fees), and 4(e) (Financing) shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

(ii) The representations and warranties contained in Section 4(c) (Noncontravention) shall survive the Closing and continue in full force and effect for a period of one year after the Closing.

(iii) The covenants of the Buyer set forth in Section 6 shall survive the Closing and continue in full force and effect for the periods specified therein.

(c) Indemnification Provisions for Benefit of the Buyer.

(i) In the event that the Solo Parties breach any of their representations, warranties, and covenants contained in this Agreement and if there is an applicable survival period pursuant to Section 8(a) above, provided that the Buyer makes a written claim for indemnification against the Solo Parties pursuant to Section 10(g) below within such survival period, then the Solo Parties, jointly and severally, agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer shall suffer by the breach; provided, however, that the Solo Parties shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences caused by the breach of any representation or warranty (determined without regard to any materiality or Material Adverse Effect qualifiers) of the Solo Parties listed in Sections 8(a)(ii) and 8(a)(iii) above (whether or not notice of such breach was provided pursuant to Section 5(e)) until the Buyer has suffered Adverse Consequences by reason of all such breaches in excess of $4,000,000 (the “Basket”) (after which point the Solo Parties will be obligated only to indemnify the Buyer from and against such Adverse Consequences in excess of the Basket), and provided further that, with respect to breaches of the representations or warranties listed in Sections 8(a)(ii) and 8(a)(iii), the maximum amount of Adverse Consequences of the Buyer for which the Solo Parties may be liable under this Section 8(c)(i) shall not exceed an aggregate ceiling of $10,000,000 (the “Cap”) (after which point the Solo Parties will have no obligation to indemnify the Buyer under this Section 8(c)(i) with respect to breaches of the representations and warranties identified in Sections 8(a)(ii) and 8(a)(iii) from and against such Adverse Consequences in excess of the Cap). Breaches of the covenants and breaches of the representations or warranties listed in Section 8(a)(i) shall not be subject to the Basket or the Cap.

(ii) The Solo Parties, jointly and severally, agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer shall suffer in respect of any Excluded Liability (including any liability of the Solo Parties that becomes a liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law).

(iii)

(A) Notwithstanding the above provisions of this Section 8(c) and anything contained in this Agreement to the contrary, the Solo Parties agree to jointly and severally indemnify and hold Buyer harmless from and against the imposition of partial withdrawal liability, as such term is defined under section 4205 of ERISA, imposed by PACE Industry Union-Management Pension Fund (“PIUMPF”) on Buyer [**]. The indemnity obligations of the Solo Parties pursuant to this Section 8(c)(iii) shall be subject to neither the Basket nor the Cap. In addition, Section 8(e) and the first and last sentences of Section 8(f) shall not apply to the indemnity obligations of the Solo Parties pursuant to this Section 8(c)(iii). The foregoing limitations on the amount of the Solo Parties’ indemnification obligation shall be applied notwithstanding the actual amount of the assessment.

(B) In the event withdrawal liability is imposed by PIUMPF on the Buyer for a complete withdrawal under Section 4203 of ERISA that is triggered by or results from any action of Buyer [**] the Solo Parties shall jointly and severally indemnify the Buyer from such portion of such liability, subject to the Maximum Withdrawal Indemnification. For the avoidance of doubt, the liability of the Solo Parties under this Section 8(c)(iii) shall not in the aggregate exceed the Maximum Withdrawal Indemnification.

** Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(C) Buyer agrees that, as a condition precedent to the Solo Parties’ indemnification obligation under this Section 8(c)(iii): (x) Buyer shall notify the Solo Parties in writing within thirty business days of Buyer’s receipt of a withdrawal liability assessment from PIUMPF [**] or of Buyer’s receipt of written notification from PIUMPF that a withdrawal liability assessment [**]; (y) the Solo Parties are allowed an opportunity to review the accuracy of the withdrawal liability assessment information in Buyer’s possession, including the underlying assumptions, amount, timing, and form of payment including access to information provided to Buyer by PIUMPF for underlying data as it relates to the assessment and the Solo Parties’ responsibilities hereunder, prior to Buyer responding to PIUMPF; (z) Buyer will cooperate with the Solo Parties to dispute the amount of any such assessment provided that Buyer shall have the sole discretion to enter into an agreement with PIUMPF regarding the amount of the withdrawal liability; and (aa) in the event the Solo Parties’ indemnification obligation arises under this Section 8(c)(iii), Buyer shall provide the Solo Parties with documentation evidencing Buyer’s remittance of payment to PIUMPF [**]. In the event the Solo Parties’ indemnification obligation under this Section 8(c)(iii) arises, such obligation shall be satisfied by the Solo Parties pursuant to the methodology applicable to Buyer as established by PIUMPF or as agreed to between Buyer and PIUMPF; provided, however, that the Solo Parties’ reimbursement obligation shall be satisfied in the form of reimbursement to Buyer for the allocable amount that Buyer has remitted to PIUMPF [**], within three business days after Buyer has provided the Solo Parties with documentation evidencing Buyer’s remittance of such payment to PIUMPF.

(D) The indemnification obligation of the Solo Parties under this Section 8(c)(iii) shall not apply to any assertion or claim of a right to contribution related solely to the imposition of withdrawal liability on a facility [**]. Any such PIUMPF assessment shall be the obligation of Buyer without a right of contribution from the Solo Parties. The Solo Parties’ indemnification obligation under this Section 8(c)(iii) shall apply to any event [**] that occurs during the five years commencing with the date of the Closing provided written notice if such event has been provided to the Solo Parties by Buyer within such five year period. Notwithstanding the foregoing, the Solo Parties shall continue to be secondarily liable to PIUMPF under Section 4204 of ERISA.

(d) Indemnification Provisions for Benefit of the Solo Parties.

(i) In the event the Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 8(b) above, provided that the Solo Parties make a written claim for indemnification against the Buyer pursuant to Section 10(g) below within the applicable survival period, then the Buyer agrees to indemnify the Solo Parties from and against the entirety of any Adverse Consequences the Solo Parties shall suffer through and after the

** Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

date of the claim for indemnification caused proximately by the breach. With respect to any breach by the Buyer of Section 6(e) of this Agreement during the Multiemployer Plan Period, with respect to any Multiemployer Plan covering Division Employees, in the event that the Solo Parties become secondarily liable to any such Multiemployer Plan for any withdrawal liability the Solo Parties would have had pursuant to section 4204 of ERISA (but for such section), the survival period shall be the period beginning on the Closing Date and ending on the last day of the applicable Multiemployer Plan Period.

(ii) The Buyer agrees to indemnify the Solo Parties from and against the entirety of any Adverse Consequences the Solo Parties shall suffer in respect of any Assumed Liability.

(iii) The Buyer agrees to indemnify the Solo Parties from and against the entirety of any Adverse Consequences the Solo Parties shall suffer in respect of the Transferred Employees’ participation in Employee Benefit Plans sponsored by the Solo Parties during the Benefits Transition Period as set forth in Section 6(c)(iii), provided that (y) the Solo Parties act in good faith and provide the same level of service as in effect prior to the Closing Date, and (z) the Solo Parties do not suffer such Adverse Consequences due to the gross negligence or willful misconduct of any of the Solo Parties.

(e) Matters Involving Third Parties.

(i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing (the “Third Party Claim Notice”).

(ii) The Indemnifying Party will have the right at any time within 30 days following its receipt of a Third Party Claim Notice to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement provides solely for the payment of money damages and does not impose an injunction or other equitable relief and the Indemnified Party receives an unconditional release with respect to such claim or settlement.

(iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(e)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

(iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

(f) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for liabilities to the extent accrued on the Working Capital Statement (so as to directly reduce the Purchase Price), tax benefits as and when actually received arising from facts and circumstances giving rise to Adverse Consequences, and insurance proceeds actually received with respect to Adverse Consequences for purposes of this Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price. Each Party shall use commercially reasonable efforts to mitigate any claim asserted under this Section 8; provided, however, that under no circumstances will any Party be under a duty to instigate litigation proceedings in connection with such mitigation efforts.

(g) Exclusive Remedy. Except in the case of fraud, or with respect to any equitable remedy to which a party may be entitled with respect to any claims or causes of action arising from the breach of any covenants or agreements of a party hereto that is to be performed subsequent to the Closing, the Buyer and the Solo Parties acknowledge and agree that the foregoing indemnification provisions in this Section 8 shall be the exclusive remedy of the Buyer and the Solo Parties with respect to the Division, the Division Subsidiaries, and the transactions contemplated by this Agreement.

(h) Environmental Remedies. Without limiting the generality of Section 8(g), above, the Buyer understands and agrees that its right to indemnification under Section 8(c) for breach of the representations and warranties contained in Section 3(q) shall constitute its sole and exclusive remedy against the Solo Parties with respect to any environmental, health, or safety matter relating to the past, current or future facilities, properties or operations of the Division, the Division Subsidiaries, and all of their respective predecessors or Affiliates, including without limitation any such matter arising under any Environmental, Health, and Safety Requirements. Aside from such right to indemnification, the Buyer hereby waives any right, whether arising at law or in equity, to seek contribution, cost recovery, damages, or any other recourse or remedy from the Solo Parties, and hereby releases the Solo Parties from any claim, demand or liability, with respect to any such environmental, health, or safety matter (including without limitation any arising under any Environmental, Health, and Safety Requirements and including without limitation any arising under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), any analogous state law, or the common law.

9. TERMINATION.

(a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

(i) the Buyer and the Solo Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) the Buyer may terminate this Agreement by giving written notice to the Solo Parties at any time prior to the Closing in the event (A) the Solo Parties have within the then previous five business days given the Buyer any notice pursuant to Section 5(e)(i) and (ii) above and (B) the development that is the subject of the notice has had a Material Adverse Effect;

(iii) the Buyer may terminate this Agreement by giving written notice to the Solo Parties at any time prior to the Closing (A) in the event the Solo Parties have breached any representation, warranty, or covenant contained in this Agreement in any material respect, and such breach would cause the condition set forth in Section 7(a)(i) to not be satisfied, the Buyer has notified the Solo Parties of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 15, 2007, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iv) the Solo Parties may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Solo Parties have notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 15, 2007, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from the Solo Parties breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any liability of any Party then in willful breach); provided, however, that the confidentiality provisions contained in Section 5(d) above shall survive termination.

10. MISCELLANEOUS.

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. For the avoidance of doubt, no Division Employees, former Division Employees, or Transferred Employees shall be third party beneficiaries of this Agreement nor shall any such employee have any rights pursuant to this Agreement.

(c) Entire Agreement. This Agreement (including the Exhibits and Disclosure Schedule referred to herein), together with the Confidentiality Agreement and the Equity Commitment Letter, constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Solo Parties:
SF Holdings Group, Inc.
c/o Solo Cup Company
1700 Old Deerfield Road
Highland Park, IL 60035
	Attn:	General Counsel

Copy to:	Bell, Boyd & Lloyd LLP
70 West Madison Street
Suite 3100
Chicago, IL 60602
	Attn:	J. Craig Walker
David P. Glatz

If to the Buyer:
c/o Kohlberg & Company
111 Radio Circle
Mt. Kisco, New York 10549
Facsimile No.: (914) 241-7476
	Attn:	Gordon Woodward
Seth Hollander

Copy to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Facsimile No.: (212) 492-0570
	Attention:	Angelo Bonvino

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Solo Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. Each of the Solo Parties, on the one hand, and the Buyer, on the other hand, will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that the Solo Parties, jointly and severally, will be solely liable for retention or stay bonuses or similar payments to any Person as a result of the consummation of the transactions contemplated by this Agreement.

(l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n) Tax Matters.

(i) Any agreement between the Solo Parties (other than the Division Subsidiaries) and any of the Division Subsidiaries regarding allocation or payment of taxes or amounts in lieu of taxes shall be deemed terminated at and as of the Closing.

(ii) The Solo Parties will be responsible for the preparation and filing of all tax returns for the Division and the Division Subsidiaries for all periods as to which tax returns are due after the Closing Date (including the consolidated, unitary, and combined tax returns of the Solo Parties that include the operations of the Division and the Division Subsidiaries) for any period ending on or before the Closing Date. The Solo Parties will make all payments required with respect to any such tax return.

(iii) The Buyer will be responsible for the preparation and filing of all tax returns for the Division and the Division Subsidiaries for all periods as to which tax returns are due after the Closing Date (other than (x) for taxes with respect to periods for which the consolidated, unitary, and combined tax returns of the Solo Parties will include the operations of the Division and the Division Subsidiaries and (y) tax returns described above in Section 10(n)(ii)). The Buyer will make all payments required with respect to any such tax return; provided, however, that the Solo Parties will reimburse the Buyer concurrently therewith to the extent any payment the Buyer is making relates to the operations of any of the Division and the Division Subsidiaries for any period ending on or before the Closing Date.

(iv) For purposes of this Agreement, in the case of any taxes of the Division and the Division Subsidiaries that are payable with respect to any tax period that begins before and ends after the Closing Date (a “Straddle Period”), the portion of any such taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall: (i) in the case of taxes that are either (1) based upon or related to income or receipts, or (2) imposed in connection with any sale, transfer, or assignment or any deemed sale, transfer, or assignment of property (real or personal, tangible, or intangible), be deemed equal to the amount that would be payable if the tax year or period ended on the Closing Date; and (ii) in the case of all other taxes, be deemed to be the amount of such taxes for the entire Straddle Period (or, in the case of such taxes determined on an arrears basis, the amount of such taxes for the immediately preceding tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(v) The Solo Parties shall have furnished the Buyer with a certificate stating that the Solo Parties are not “foreign” persons within the meaning of section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation section 1.1445-2(b)(2).

(o) Employee Benefits Matters.

(i) The Buyer will become a contributing employer to the Multiemployer Plan and will adopt and assume at and as of the Closing each of the Employee Benefit Plans (excluding any retiree medical plan or arrangement) that the Solo Parties maintain with respect to any Division Employee (including each trust, insurance contract, annuity contract, or other funding arrangement that the Solo Parties have established with respect thereto) which are exclusive to the Division (collectively, the “Exclusive Plans”). The Buyer will ensure that the Transferred Employees are credited with their employment with any of the Solo Parties prior to the Closing Date the same as employment with any of the Buyer and its Affiliates from and after the Closing Date for purposes of eligibility, vesting, and benefit accrual (except as would result in a duplication of benefits) under the employee benefit plans of Buyer. The Solo Parties will transfer (or cause the appropriate plan administrator through the trustee, if any, to transfer) to the Buyer (or applicable trustee) at and as of the Closing all of the corresponding assets associated with the Exclusive Plans and at that time the Buyer shall assume all liabilities associated with such Division Employees with respect to such Exclusive Plans. With respect to each Multiemployer Plan, the Parties shall take all actions necessary to comply with the requirements of ERISA section 4204. The Solo Parties shall indemnify and hold Buyer harmless for all operational errors associated with the administration of the Exclusive Plans prior to the Closing.

(ii) For each Employee Benefit Plan that is not exclusive to the Division (collectively, the “Shared Plans”), the Solo Parties agree to permit each Transferred Employee to effect a “direct rollover” (within the meaning of section 401(a)(31) of the Code) of his or her account balances under any Shared Plan of the Solo Parties that is a defined contribution plan intended to qualify under section 401(a) of the Code, including a qualified cash or deferred arrangement under section 401(k) of the Code (the “Solo 401(k) Plan”) if such rollover is elected in accordance with applicable law by such Transferred Employee. The Buyer agrees to establish a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of section 401(k) of the Code (the “Buyer 401(k) Plan”) to accept a direct rollover to the Buyer 401(k) Plan of such Transferred Employee’s account balances under the Seller 401(k) Plan if such rollover is elected in accordance with applicable law by such Transferred Employee.

(iii) Pursuant to Section 5(j), and subject to Section 6(c)(iii), as of the Closing Date or November 1, 2007, the Buyer shall cause each Transferred Employee to be credited under the Buyer’s Flexible Spending Account Plan (“Buyer’s FSA”) with amounts available for reimbursement between the Closing Date and December 31, 2007 equal to such amounts as were credited under the Solo Parties’ Flexible Spending Account (“Solo FSA”) with respect to such Transferred Employee immediately prior to the Closing Date. The Buyer shall give effect under the Buyer’s FSA to calendar year 2007 elections made by the Transferred Employees with respect to the Solo FSA.

(iv) Pursuant to Section 5(j), and subject to Section 6(c)(iii), as of the Closing Date or November 1, 2007, the Buyer shall cause each Transferred Employee to be credited under the Buyer’s Major Medical Plan (“Buyer’s Medical Plan”) with the amount of the Transferred Employees’ co-pays, deductibles and similar cost-sharing amounts paid under the Solo Parties’ Major Medical Plan (“Solo Medical Plan”) as a condition of the Transferred Employees’ entitlement to medial coverage between January 1, 2007 and the Closing Date. The Buyer shall also give effect under the Buyer’s Medical Plan to calendar year 2007 elections made by the Transferred Employees with respect to the Solo Medical Plan. Buyer shall cause any pre-existing condition limitation exclusions and any other limitations or exclusions applicable to the Transferred Employees under Buyer’s Medical Plan to be waived.

(p) Bulk Transfer Laws. Without limiting its right to indemnity under Article 8, the Buyer acknowledges that the Solo Parties will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

(q) Arbitration. Any controversy or claim arising out of, relating to, or in connection with this Agreement or any related agreement shall be settled by arbitration in accordance with the following provisions:

(i) The agreement of the Parties to arbitrate covers all disputes of every kind relating to or arising out of this Agreement, any related agreement, or any of the transactions contemplated hereby, including the interpretation, breach, termination, or validity hereof or thereof, except that any Party may apply to any court of competent jurisdiction for emergency or provisional relief in order to prevent irreparable harm to such Party pending the appointment of the arbitrators hereunder, including a temporary restraining order, preliminary injunction, or other similar relief, in connection with any matter for which equitable relief is specifically provided in this Agreement or any other related agreement. Disputes include actions for breach of contract with respect to this Agreement or the related agreements, as well as any claim based upon tort or any other causes of action relating to the negotiation, execution, delivery, or performance of this Agreement or to the transactions contemplated hereby, such as claims based upon an allegation of fraud or misrepresentation and claims based upon a federal or state statute. In addition, the arbitrators selected according to the procedures set forth below shall determine the arbitrability of any matter covered by this Section 10(q), and their decision shall be final and binding on the Parties.

(ii) The forum for the arbitration shall be Chicago, Illinois.

(iii) The governing law for the arbitration shall be the law of the State of Delaware, without reference to its conflicts of laws provisions.

(iv) There shall be three arbitrators, unless the Parties are able to agree on a single arbitrator. In the absence of such agreement within ten days after the initiation of an arbitration proceeding, the Solo Parties shall select one arbitrator and the Buyer shall select one arbitrator, and those two arbitrators shall then select, within ten days, a third arbitrator. If those two arbitrators are unable to select a third arbitrator within such ten-day period, a third arbitrator shall be appointed from the commercial panel of the American Arbitration Association in accordance with the selection rules of the American Arbitration Association. The decision in writing of at least two of the three arbitrators shall be final and binding upon the Parties, unless the arbitrators shall have committed a gross and manifest error with respect to applicable law, in which case a party may appeal such error to the Federal District Court for the Northern District of Illinois. The Parties submit to the exclusive jurisdiction of such court in connection with any such appeal, and waive any and all objections to such jurisdiction that it may have under the laws of the United States or of any state.

(v) The rules of arbitration shall be the Commercial Arbitration Rules of the American Arbitration Association, as modified by any other instructions that the Parties may agree upon at the time. If there is any conflict between those Rules and the provisions of this section, the provisions of this section shall prevail.

(vi) The arbitrators’ decision shall be in writing and shall provide a reasoned basis, including all relevant findings of fact and conclusions of law, for the resolution of each dispute and for any award.

(vii) Each Party to any arbitration pursuant to this Section 10(q) shall pay the fees and expenses of the arbitrator selected by such Party, and shall share equally the fees and expenses of the American Arbitration Association and the third arbitrator contemplated by Section 10(q)(iv).

(viii) The arbitrators shall have power and authority to award any remedy or judgment that could be awarded by a court of law in Illinois. The award rendered by arbitration shall be final and binding upon the Parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States. Notwithstanding the foregoing, the arbitrators shall have no authority to award any remedy or judgment that is expressly proscribed by this Agreement.

***[Signature page follows.]***

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

KHOF ACQUISITIONS, INC.

By:	/s/ Seth H. Hollander
Print Name:	Seth H. Hollander
Title:	Vice President

SOLO CUP COMPANY

By:	/s/ Robert M. Korzenski
Print Name:	Robert M. Korzenski
Title:	Chief Executive Officer and President

SF HOLDINGS GROUP, INC.

By:	/s/ Robert M. Korzenski
Print Name:	Robert M. Korzenski
Title:	Chief Executive Officer and President

SOLO CUP OPERATING CORPORATION

By:	/s/ Robert M. Korzenski
Print Name:	Robert M. Korzenski
Title:	Chief Executive Officer and President

Signature Page to Asset Purchase Agreement

APPENDIX A

Defined Terms

“Acquired Assets” means all of the right, title, and interest that the Solo Parties possess in and to all of the assets constituting or that are used or held for use primarily or exclusively by the Division, including all of its (a) real property, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets), (b) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies), (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) leases, subleases, and rights thereunder, (e) agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder, (f) accounts, notes, and other receivables, (g) securities (including the capital stock in CEGI (Hong Kong) Limited), (h) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of taxes), (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (j) books, records, ledgers, files (including personnel files), documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, and (k) rights in and with respect to the assets associated with its Exclusive Plans and, solely with respect to the Division Employees who will be employed by the Buyer after Closing, rights in and with respect to the assets associated with the Shared Plans; provided, however, that the Acquired Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of any of the Solo Parties as a corporation, (ii) any Cash, (iii) any rights to any work product produced by any artist or designer employed by the Solo Parties, but only to the extent that such work product is not owned by a Solo Party, (iv) any of the rights of the Solo Parties under this Agreement, or (v) any assets of the Solo Parties not used primarily or exclusively in the operation of the Division.

“Actual Value” has the meaning set forth in Section 2(f)(iii)(C).

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

[**]

** Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code section 1504.

“Agreement” has the meaning set forth in the preface above.

“Assumed Liabilities” means all liabilities and obligations of the Solo Parties to the extent that they relate to the operation of the Division (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including (a) all liabilities of the Solo Parties for one-half of any transfer, sales, use, and other non-income taxes arising in connection with the consummation of the transactions contemplated hereby, (b) all liabilities and obligations of the Solo Parties that relate to the operation of the Division under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets, (c) all liabilities and obligations of any of the Solo Parties under the Exclusive Plans and, solely with respect to the Division Employees who will be employed by the Buyer after Closing, all liabilities and obligations, to the extent included as current liabilities on the Working Capital Statement, of any of the Solo Parties under the Shared Plans, (d) all liabilities and obligations of any of the Solo Parties that relate to the operation of the Division with respect to environmental matters, including without limitation those arising under Environmental, Health, and Safety Requirements, (e) subject to Buyer’s right to indemnity under Section 8(c)(iii), any withdrawal liability assessed under Title IV of ERISA associated with the Multiemployer Plan covering current and former Division Employees, (f) to the extent required by the Buyer or its financing sources, the costs of any environmental consultants engaged by the Solo Parties to perform environmental consulting and to conduct Phase I reports with respect to the Division Real Property, and (g) all other liabilities and obligations of the Solo Parties that relate to the operation of the Division as set forth in the Disclosure Schedule; provided, however, that the Assumed Liabilities shall not include any Excluded Liabilities.

“Basket” has the meaning set forth in Section 8(c)(i).

“Benefits Transition Period” has the meaning set forth in Section 6(c)(iii).

“Bond” means a bond issued by a corporate surety company that is an acceptable surety for purposes of section 412 of ERISA, or an amount held in escrow by a bank or similar financial institution satisfactory to the applicable Multiemployer Plan, which bond or escrow shall be paid to such Multiemployer Plan if the Buyer withdraws from such Multiemployer Plan, or fails to make a contribution to such Multiemployer Plan when due, at any time during the Multiemployer Plan Period, in accordance with section 4204 of ERISA.

“Buyer” has the meaning set forth in the preface above.

“Buyer 401(k) Plan” has the meaning set forth in Section 10(o)(ii).

“Buyer’s FSA” has the meaning set forth in Section 10(o)(iii).

“Buyer’s Medical Plan” has the meaning set forth in Section 10(o)(iv).

“Cap” has the meaning set forth in Section 8(c)(i).

“Cash” means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“CBAs” has the meaning set forth in Section 5(g).

“CEGI” has the meaning set forth in Section 3(a).

“CERCLA” has the meaning set forth in Section 8(h).

“Closing” has the meaning set forth in Section 2(d).

“Closing Date” has the meaning set forth in Section 2(d).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code section 4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Business” has the meaning set forth in Section 6(d)(i).

“Confidential Information” has the meaning ascribed to the terms “Evaluation Material” and “Confidential Material” pursuant to the Confidentiality Agreements.

“Confidentiality Agreements” has the meaning set forth in Section 5(d).

“Covered Division Employees” has the meaning set forth in Section 6(h).

“Covered Solo Employees” has the meaning set forth in Section 6(i).

“Customer and Supplier Agreements” has the meaning set forth in Section 3(t)(iii).

“Debt Financing” has the meaning set forth in Section 4(e).

“Debt Financing Documents” has the meaning set forth in Section 4(e).

“Deferred Intercompany Transaction” has the meaning set forth in Reg. section 1.1502-13.

“Disclosure Schedule” has the meaning set forth in Section 3.

“Division” has the meaning set forth in the preface above.

“Division Employee” means any employee of any of the Solo Parties who devotes substantially all of his or her working time to the Division.

“Division Real Property” has the meaning set forth in Section 3(k)(i).

“Draft Working Capital Statement” has the meaning set forth in Section 2(f)(i).

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA section 3(3)) and any other material employee benefit plan, program or arrangement of any kind that covers or relates to any current or former Division Employee.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA section 3(1).

“Environmental, Health, and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

“Equity Commitment Letter” has the meaning set forth in Section 4(e).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity which is, or at any applicable time was, a member of (A) a controlled group of corporations (as defined in section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in section 414(c) of the Code), or (C) an affiliated service group (as defined in section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Solo Parties.

“ERISA Affiliate Liability” means any liability of the Solo Parties that arises under or relates to any employee benefit plan or arrangement that is subject to Title IV of ERISA, section 302 of ERISA, section 412 of the Code, COBRA, or any other statute or regulation that imposes liability on a so-called “controlled group” basis with or without reference to any provision of section 414 of the Code or section 4001 of ERISA, including by reason of the Solo Parties’ affiliation with any of its ERISA Affiliates or the Buyer being deemed a successor to any ERISA Affiliate of the Solo Parties, which has been maintained, sponsored, or contributed to by any ERISA Affiliate of the Solo Parties, other than any liability (i) with respect to the Exclusive Plans that are expressly assumed by the Buyer pursuant to Section 10(o) of this Agreement, and (ii) expressly assumed by the Buyer with respect to the Multiemployer Plan to which Buyer will become a contributing employer pursuant to Section 10(o) of this Agreement.

“Estimated Net Working Capital” means $60,500,000.

“Excess Loss Account” has the meaning set forth in Reg. section 1.1502-19.

“Excluded Liabilities” means (i) any liability of the Solo Parties for taxes (with respect to the Division or otherwise) for periods prior to the Closing, (ii) any liability of the Solo Parties for any Income Taxes arising because the Solo Parties are transferring the Acquired Assets, because any of the Solo Parties has an Excess Loss Account in the stock of any of the Division

Subsidiaries, or because any of the Solo Parties has deferred gain on any Deferred Intercompany Transaction, (iii) any liability or obligation of the Solo Parties under this Agreement, (iv) any liability or obligation of the Solo Parties related to assets of the Solo Parties that are not Acquired Assets or any liability or obligation of the Solo Parties related to former operations of the Division or the operation of the businesses of the Solo Parties other than the Division, (v) Indebtedness, (vi) any change of control, retention, severance, or stay bonuses payable to any Person as a result of the consummation of the transactions contemplated by this Agreement, (vii) all liabilities of the Solo Parties for one-half of any transfer, sales, use, and other non-income taxes arising in connection with the consummation of the transactions contemplated hereby, (viii) the costs associated with the audit of the Financial Statements conducted by KPMG LLP, (ix) any ERISA Affiliate Liability, and (x) any liability or obligation of any Party in connection with the engagement of Goldman, Sachs & Co. by the Solo Parties or any Affiliate thereof in connection with the transactions contemplated hereunder.

“Exclusive Plans” has the meaning set forth in Section 10(o)(i).

“Financial Statements” has the meaning set forth in Section 3(g).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“High Value” has the meaning set forth in Section 2(f)(iii)(B).

“Income Tax” means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

“Indebtedness” means (i) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, (ii) indebtedness for borrowed money or indebtedness evidenced by any note, bond, debenture, mortgage, or other debt instrument or debt security, (iii) obligations under any interest rate, currency, or other hedging agreement, (iv) obligations under any performance bond or letter of credit, but only to the extent drawn or called, (v) all capitalized lease obligations as determined under GAAP, and (vi) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (vi) above.

“Indemnified Party” has the meaning set forth in Section 8(e).

“Indemnifying Party” has the meaning set forth in Section 8(e).

“Intellectual Property” means all of the following, as they exist anywhere in the world: (a) trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all goodwill related thereto; (b) copyrights and mask works; (c) patents, inventions, designs, improvements and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations, or interferences thereof); (d) trade secrets, know-how, processes, procedures, databases, confidential business information and other proprietary information and rights (whether or not patentable or subject to copyright, mask work, or trade secret protection); (e) domain names, Internet addresses and other computer identifiers; (f) any other similar type of proprietary or intellectual property right; and (g) all applications and registrations for any of the foregoing, including all renewals and extensions thereof.

“Knowledge” means actual knowledge without independent investigation. With respect to the Solo Parties, “Knowledge” means the actual knowledge, without independent investigation, of any of Robert Korzenski, Jeffrey Cunningham, Jennifer Terreau, or Gregory Stickelmaier, assuming the reasonable discharge of such person’s professional responsibilities.

“Labor Laws” means any and all applicable foreign, federal, state, and local Legal Requirements relating to employment, employment standards, employment of minors, employment discrimination, health and safety, labor relations, withholding, wages and hours, workplace safety, insurance and/or pay equity.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, code, regulation, statute, or treaty.

“Lender” has the meaning set forth in Section 4(e).

“Licensed Intellectual Property” has the meaning set forth in Section 3(l)(ii).

“Low Value” has the meaning set forth in Section 2(f)(iii)(A).

“Mail” has the meaning set forth in Section 6(j).

“Material Contracts” has the meaning set forth in Section 3(m).

“Material Adverse Effect” means any change or effect that is materially adverse to the assets, properties, business, operations, liabilities, results of operations, or financial condition of the Division, other than as a result of (i) changes generally adversely affecting the United States economy or the disposable tableware products industry that do not disproportionately affect the Division relative to other businesses in the disposable tableware products industry, (ii) performance by the Solo Parties of their obligations under this Agreement, (iii) the announcement or pendency of the transactions contemplated by this Agreement, (iv) war or the outbreak of hostilities, terrorist attacks, or similar events, in each case that do not disproportionately affect the Division relative to other businesses in the disposable tableware products industry, or (v) changes in applicable law or accounting principles.

“Maximum Withdrawal Indemnification” has the meaning set forth in Section 8(c)(iii)(A).

“Most Recent Financial Statements” has the meaning set forth in Section 3(g).

“Most Recent Fiscal Month End” has the meaning set forth in Section 3(g).

“Most Recent Fiscal Year End” means the fiscal year ended December 31, 2006.

“Multiemployer Plan” has the meaning set forth in ERISA section 3(37).

“Multiemployer Plan Period” means, with respect to each Multiemployer Plan covering Division Employees, the period of five plan years commencing with the first plan year beginning after the Closing Date.

“Net Working Capital” means the difference between the amount of current assets and the amount of current liabilities of the Division as of the Closing Date, determined in accordance with EXHIBIT C.

“Non-Compete Period” has the meaning set forth in Section 6(d)(i).

“Ordinary Course of Business” means the ordinary course of business of the Division consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Intellectual Property” has the meaning set forth in Section 3(l)(i).

“Party” or “Parties” has the meaning set forth in the preface to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“PIUMPF” has the meaning set forth in Section 8(c)(iii)(A).

“Preliminary Purchase Price” has the meaning set forth in Section 2(c).

“Purchase Price” has the meaning set forth in Section 2(g).

“Reportable Event” has the meaning set forth in ERISA section 4043.

“Required Bond Amount” means, with respect to each Bond, the greater of (a) the average annual contribution required to be made by the Solo Parties with respect to the Division under the applicable Multiemployer Plan for the three plan years preceding the plan year in which the Closing occurs, or (b) the annual contribution that the Solo Parties were required to make with respect to the Division under the applicable Multiemployer Plan for the last plan year before the plan year in which the Closing occurs, in accordance with section 4204 of ERISA, provided that such amount shall not exceed $[**].

“Required Consents” has the meaning set forth in Section 5(b).

** Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

“Restrictive Covenant” has the meaning set forth in Section 6(d)(ii).

“SCOC” has the meaning set forth in the preface above.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other statutory liens arising in the Ordinary Course of Business and not incurred in connection with Indebtedness and do not materially affect the use of, or diminish the value of, any Acquired Asset (the Security Interests referred to in clauses (a) – (d) are referred to herein as “Permitted Security Interests.”

“SF Holdings” has the meaning set forth in the preface above.

“Shared Plans” has the meaning set forth in Section 10(o)(ii).

“Solo 401(k) Plan” has the meaning set forth in Section 10(o)(ii).

“Solo Cup” has the meaning set forth in the preface above.

“Solo FSA” has the meaning set forth in Section 10(o)(iii).

“Solo Medical Plan” has the meaning set forth in Section 10(o)(iv).

“Solo Parties” has the meaning set forth in the preface to this Agreement.

“Solo Plans” has the meaning set forth in Section 6(c)(iii).

“Straddle Period” has the meaning set forth in Section 10(n)(iv).

“Subsidiary” means any corporation or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other form of equity, as appropriate, or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Third Party Claim” has the meaning set forth in Section 8(e).

“Third Party Claim Notice” has the meaning set forth in Section 8(e).

“Top Customers” has the meaning set forth in Section 3(t)(i).

“Top Suppliers” has the meaning set forth in Section 3(t)(ii).

“Transferred Employees” has the meaning set forth in Section 5(j).

“Transition Benefits Escrow Amount” has the meaning set forth in Section 6(c)(iii).

“Transition Services Agreement” has the meaning set forth in Section 7(a)(vi).

“WARN” means the Worker Adjustment and Retaining Notification Act, 29 U.S.C. section 2101 et seq., its related regulations, and any and all comparable and applicable state laws regarding plant closings and mass layoffs.

“Working Capital Statement” has the meaning set forth in Section 2(f)(ii).